UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 10, 2007 (September 6, 2007)
ALEXZA PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51820	77-0567768

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

Alexza Pharmaceuticals, Inc.
1020 East Meadow Circle
Palo Alto, California	94303

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (650) 687-3900
Not applicable

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations
Item 1.01 Entry into a Material Definitive Agreement.
     On September 6, 2007, Alexza Pharmaceuticals, Inc. (the “Company”) entered into a second amendment (the “Lease Amendment”) of its lease agreement (the “Lease”) with Britannia Hacienda VIII LLC (the “Landlord”) to provide an increase in the tenant improvement allowance to be provided by the Landlord with respect to approximately 65,600 square feet of manufacturing, laboratory and office space the Company leased in August 2006 in Mountain View, California (the “Initial Premises”). Pursuant to the Lease Amendment the tenant improvement allowance for the Initial Premises was increased by $6,600,000 (the “Additional TI Allowance”). The Lease Amendment provides that the Additional TI Allowance will expire if not used by March 31, 2008 (the “Expiration Date”). Pursuant to the terms of the Lease Amendment, there will be an upward adjustment in the Company’s rent for the Initial Premises if the Company draws on the Additional TI Allowance. The timing and amount of such adjustment will vary depending on the extent to which the Company makes any such draw. If the Company draws the entire Additional TI Allowance before the Expiration Date, the Company’s aggregate rent over the entire term of the Lease would be increased by approximately $7,346,000.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alexza Pharmaceuticals, Inc.
Date: September 10, 2007

By:	/s/ Thomas B. King
Thomas B. King,
President and Chief Executive Officer